Exhibit 99.2

PACR	PACCAR Inc Public Affairs Department P.O. Box 1518
Press Release	Bellevue, WA 98009

Contact: Ken Hastings (425) 468-7530 ken.hastings@paccar.com

FOR IMMEDIATE RELEASE

PACCAR Elects New Director

April 30, 2024, Bellevue, Washington – Mr. Luiz Pretti has been elected to the PACCAR Inc Board of Directors, effective September 1, 2024, according to Mark Pigott, PACCAR executive chairman. Mr. Pretti will succeed Franklin L. Feder, who will retire from the Board on August 30, 2024. “PACCAR is very pleased that Luiz Pretti will be joining the Board. His years of management experience in international business, especially in South America, finance and manufacturing will benefit PACCAR in its global growth,” said Mark Pigott. “The Board thanks Frank Feder for his six years of excellent service to the company. Frank has provided superb judgment and counsel as a director and was instrumental in enhancing PACCAR’s business in Brasil and South America. We will miss him.”

Mr. Pretti served as president and chief executive officer of Brasil for Cargill from 2005 – 2020. He previously served in other executive leadership roles in the agribusiness, finance and automotive industries from 1982 – 2005. Mr. Pretti is a leader in the Brasilian business community, including serving as the chairman of Votorantim Cimentos, the largest cement company in Brasil, since 2018, and as the chairman of AmCham-Brasil from 2019 – 2023. Mr. Pretti earned a B.S. in Metallurgical Engineering from Armando Alvares Penteado Foundation in Sao Paulo, Brasil.

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates. PACCAR also designs and manufactures advanced powertrains, provides financial services and information technology, and distributes truck parts related to its principal business. PACCAR shares are listed on the NASDAQ Stock Market, symbol PCAR. Its homepage is www.paccar.com.